Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Closed Investments of $44.4 million in Fiscal 2018

Chicago, IL-March 2, 2018-OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2017.

FINANCIAL HIGHLIGHTS

•	Fourth quarter net investment income of $3.8 million, or $0.29 per share.

•	Closed investments totaled $28.3 million in the fourth quarter of 2017.

•	As of March 2, 2018, closed approximately $44.4 million of additional new investments during the first quarter of 2018.

•	79% and 76% of the fair value of our loan portfolio was senior and floating rate, respectively, and the weighted average yield of our performing loan portfolio was 12.11% as of December 31, 2017(1).

•	89% of our debt is fixed rate with a weighted average cost of 3.43% as of December 31, 2017, with maturities in 2022 and beyond.

•
On February 27, 2018, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the first quarter of 2018. The distribution, along with a previously announced $0.37 per share special distribution, are payable on March 29, 2018 to stockholders of record as of March 22, 2018.

"We are focused on increasing our net investment income by executing on our strong pipeline while maintaining the quality of our portfolio," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "So far in the first quarter, we have deployed $44.4 million of the $73.0 million of cash we had on hand at year-end. We believe that we are well positioned to grow our earnings. Our commitment to capital preservation, and strong long-term performance is enhanced by the alignment of interests of our stockholders and our external manager, which continues to own approximately 22% of the outstanding OFS Capital common stock."

(1) See Highlights contained in this press release for further information on our weighted average yield. Including assets on non-accrual, the weighted average yield of our debt investment portfolio was 11.59% at December 31, 2017.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At December 31, 2017
Total assets	$357.8
Investment portfolio, at fair value	$277.5
Net assets	$188.3
Net asset value per share	$14.12
Weighted average yield on performing debt investments (1)	12.11%
Weighted average yield on total debt investments (2)	11.59%
Weighted average yield on total investments (3)	10.35%

(1)
The weighted average yield on our performing debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on total debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results	2017	2016	2017	2016
Total investment income	$8.3	$8.2	$33.4	$31.1
Net investment income	$3.8	$3.7	$15.9	$14.1
Net investment income per common share, basic and diluted	$0.29	$0.39	$1.28	$1.46
Adjusted net investment income (a Non-GAAP measure described below)	$3.8	$3.7	$15.9	$14.0
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.29	$0.39	$1.28	$1.44
Net increase in net assets resulting from operations	$4.2	$4.8	$7.9	$13.8

	Quarter Ended December 31,		Year Ended December 31,
Portfolio Activity	2017	2016	2017	2016
Number of new portfolio companies	4	3	17	8
Investments in new portfolio companies	$19.3	$26.1	$118.9	$49.4
Investments in existing portfolio companies	$9.0	$2.0	$24.0	$18.8
Number of portfolio companies at end of period	37	41	37	41

PORTFOLIO AND INVESTMENT ACTIVITIES
During the fourth quarter of 2017, we closed four senior secured debt investments in four new portfolio companies totaling $18.8 million, one of which also included a new common equity investment of $0.5 million. In addition, we made $9.0 million of senior secured debt investments in existing portfolio companies, including $2.6 million in delayed draw and revolver fundings.
The total fair value of our investment portfolio was $277.5 million at December 31, 2017, which was equal to approximately 96% of amortized cost. As of December 31, 2017, the fair value of OFS Capital's debt investment portfolio totaled $246.3 million in 35 portfolio companies, of which 79% and 21% were senior secured loans and subordinated loans, respectively. As of December 31, 2017, we also held approximately $31.2 million in equity investments, at fair value, in 17 portfolio companies in which we also held debt investments and two portfolio companies in which we solely held an equity investment. We had unfunded commitments of $9.9 million to three portfolio companies at December 31, 2017. As of December 31, 2017, floating rate loans comprised 76% of OFS Capital’s debt investment portfolio, with the remaining 24% in fixed rate loans, as a percentage of fair value.
RESULTS OF OPERATIONS
Income
Interest Income
Interest income increased approximately $2.0 million primarily due to a $3.4 million increase in recurring interest income caused by a 12% increase in the average outstanding loan balance during 2017, offset by a decrease of $1.4 million in recurring interest income resulting from a 63 basis point decrease in the weighted average yield in our portfolio during the year ended December 31, 2017. Acceleration of Net Loan Fees (defined as loan origination fees, original issue discount, market discount or premium, and loan amendment fees) of $0.6 million and $0.6 million were included in interest income for the year ended December 31, 2017 and 2016, respectively, from the repayment of loans prior to their scheduled due dates.
Fee Income
Fee income increased $0.3 million primarily due to an increase in prepayment fees and capital structuring fees. We recorded prepayment fees of $1.0 million resulting from $60.2 million of unscheduled principal payments during the year ended December 31, 2017, compared to $0.9 million from $25.0 million of unscheduled principal payments during 2016. We recognized capital structuring fees of $0.5 million and $0.4 million for the years ended December 31, 2017 and 2016, respectively, upon the closing of $55.7 million and $37.3 million of debt and equity investments, respectively.
Expenses
Interest expense
Interest expense increased primarily due to an increase in borrowings under our senior secured revolving credit facility ("PWB Credit Facility"). The average dollar amount of borrowings outstanding under the PWB Credit Facility during the years ended December 31, 2017 and 2016 was $8.5 million and $0.6 million, respectively.

Management Fees
Management fee expense increased by $0.5 million, due to an increase in our average total assets, primarily due to an increase in net investment activity, including deployment of funds from our follow-on public offering of 3,625,000 shares of our common stock in April 2017 (the "Offering").
Incentive Fees
Incentive fee expense decreased by $0.4 million primarily due to a $0.6 million decrease in Part One incentive fees (based on net investment income), due to a share issuance adjustment related to the Offering, which raised the hurdle rate to a level that was not exceeded in the second quarter because the Offering proceeds were not fully deployed, offset by an increase in pre-incentive fee net investment income due to an increase in net investment activity, including additional deployment of funds from the Offering, and an increase in the accrued Capital Gains Fee (based on cumulative net unrealized and realized capital gains). During the year ended December 31, 2017, we did not incur a Capital Gains Fee, compared to a Capital Gains Fee of

$(0.1) million recorded during the year ended December 31, 2016, which represents the reversal of the accrued Capital Gains Fee at December 31, 2015.
Net Gain (Loss) on Investments
We recognized net losses of $4.4 million on senior secured debt during the year ended December 31, 2017, primarily as a result of a realized loss of $5.0 million on our senior secured debt investment in My Alarm, LLC ("My Alarm") recognized upon restructuring in the third quarter of 2017, offset by the positive net impact of portfolio company-specific performance factors on other investments. We held the My Alarm investment from the fourth quarter of 2015 and recognized unrealized appreciation of $0.2 million and $0 during the years ended December 31, 2016 and 2015, respectively.
We recognized net losses of $8.7 million on subordinated debt during the year ended December 31, 2017, primarily as a result of the net negative impact of portfolio company-specific performance factors, including unrealized depreciation of $5.4 million recognized on our debt investment in Community Intervention Services, Inc., which was placed on non-accrual status during 2016, unrealized depreciation of $2.1 million recognized on our debt investment in Southern Technical Institute, LLC, which was placed on non-accrual status during the fourth quarter of 2017, and $1.6 million of unrealized depreciation on our debt investment in Master Cutlery, LLC.
We recognized net gains of $5.4 million on preferred equity investments for the year ended December 31, 2017, primarily as a result of $7.7 million of net realized gains recognized upon sale of three equity investments (Strategic Pharma Solutions, Inc., smarTours, LLC, and Malabar International), offset by the negative impact from changes to EBITDA multiples used in our valuations and negative impacts of portfolio company-specific performance factors, including a $2.1 million unrealized loss recognized on our equity investment in Southern Technical Institute, LLC. Included in net gains of $7.7 million for the year ended December 31, 2017, were realized gains of $11.0 million we recognized upon sale of the three aforementioned equity investments. We recognized cumulative unrealized appreciation of approximately $3.3 million on these investments through December 31, 2016, which resulted in an aggregate net gain of $7.7 million during the year ended December 31, 2017. In addition, previously recognized cumulative unrealized depreciation of $0.3 million at June 30, 2017, on our preferred equity investments in My Alarm, was realized upon restructuring.
We recognized net losses of $0.2 million on common equity and warrant investments for the year ended December 31, 2017, primarily as a result of the negative impact of portfolio company-specific performance factors, offset by a $0.4 million net gain realized upon sale of a common equity investment (Intelli-Mark Technologies, Inc.), which includes a realized gain of $0.9 million, for which we had recognized cumulative unrealized appreciation of $0.5 million through December 31, 2016.
LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2017, we had $73.0 million in cash and cash equivalents, which includes cash and cash equivalents of $72.1 million held by our wholly owned small business investment company, and $149.9 million in outstanding SBA-guaranteed debentures. As of December 31, 2017, we had $17.4 million available for additional borrowings on our PWB Credit Facility and had drawn all of our available SBA-guaranteed debentures.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, March 2, 2018, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 12, 2017 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10117298.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2017, which is to be filed with the Securities and Exchange Commission.
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OFS Capital Corporation and Subsidiaries

Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	December 31,
	2017	2016
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $209,360 and $178,279, respectively)	$197,374	$173,219
Affiliate investments (amortized cost of $70,402 and $76,306, respectively)	69,557	81,708
Control investments (amortized cost of $10,213 and $24,722, respectively)	10,568	26,700
Total investments at fair value (amortized cost of $289,975 and $279,307, respectively)	277,499	281,627
Cash and cash equivalents	72,952	17,659
Interest receivable	2,734	1,770
Prepaid expenses and other assets	4,593	3,974
Total assets	$357,778	$305,030

Liabilities
Revolving line of credit	$17,600	$9,500
SBA debentures (net of deferred debt issuance costs of $2,656 and $3,037, respectively)	147,223	146,843
Interest payable	1,596	1,599
Management and incentive fees payable	1,987	2,119
Administration fee payable	476	435
Accrued professional fees	433	477
Other liabilities	127	279
Total liabilities	169,442	161,252

Commitments and contingencies

Total net assets	188,336	143,778

Total liabilities and net assets	$357,778	$305,030

Number of shares outstanding	13,340,217	9,700,297
Net asset value per share	$14.12	$14.82

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Investment income
Interest income:
Non-control/non-affiliate investments	$5,534	$4,116	$20,078	$17,076
Affiliate investments	1,417	2,676	6,506	7,451
Control investment	238	541	1,540	1,873
Total interest income	7,189	7,333	28,124	26,400
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	424	280	1,400	1,070
Affiliate investments	256	408	1,375	1,437
Control investment	28	39	132	120
Total payment-in-kind interest and dividend income:	708	727	2,907	2,627
Dividend income:
Non-control/non-affiliate investments	—	—	50	36
Affiliate investments	22	(192)	140	170
Control investment	30	75	292	269
Total dividend income	52	(117)	482	475
Fee income:
Non-control/non-affiliate investments	82	202	1,086	1,366
Affiliate investments	244	23	675	110
Control investment	17	41	152	116
Total fee income	343	266	1,913	1,592

Total investment income	8,292	8,209	33,426	31,094

Expenses
Interest expense	1,584	1,366	5,813	5,302
Management fees	1,273	1,192	4,999	4,516
Incentive fee	713	926	2,962	3,333
Professional fees	275	323	1,115	1,200
Administration fee	332	295	1,314	1,304
General and administrative expenses	296	371	1,346	1,294

Total expenses	4,473	4,473	17,549	16,949

Net investment income	3,819	3,736	15,877	14,145

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	1,793	(237)	(3,248)	2,387
Net realized gain on affiliate investments	5,590	17	10,081	17
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	(2,365)	(3,031)	(9,715)	(6,699)
Net unrealized appreciation (depreciation) on affiliate investments	(2,845)	3,262	(5,088)	3,341
Net unrealized appreciation on control investments	(1,842)	1,076	3	637

Net gain (loss) on investments	331	1,087	(7,967)	(317)

Net increase in net assets resulting from operations	$4,150	$4,823	$7,910	$13,828

Net investment income per common share - basic and diluted	$0.29	$0.39	$1.28	$1.46
Net increase in net assets resulting from operations per common share - basic and diluted	$0.31	$0.50	$0.64	$1.43
Distributions declared per common share	$0.34	$0.34	$1.36	$1.36
Basic and diluted weighted average shares outstanding	13,334,909	9,697,277	12,403,706	9,692,634

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a non-GAAP basis. Adjusted NII represents net investment income excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with OFS Capital Management, LLC provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollar amounts in thousands, except per share data)

Net investment income	$3,819	$3,736	$15,877	$14,145

Capital gains incentive fee	—	—	—	(139)

Adjusted net investment income	$3,819	$3,736	$15,877	$14,006

Adjusted net investment income per common share:
Basic and diluted	$0.29	$0.39	$1.28	$1.44

Weighted average shares outstanding:
Basic and diluted	13,334,909	9,697,277	12,403,706	9,700,297

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; OFS Capital’s expectations regarding earnings growth; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com